Exhibit 4.2

FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD.

第一高中教育集团有限公司

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 5,000,000,000 shares comprising of

(i) 4,900,000,000 Class A Ordinary Shares of a par value of US$0.00001 each and

(ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.00001 each

THIS IS TO CERTIFY THAT                                                                                     is the registered holder of                                       Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                      day of                                           by:

DIRECTOR